Exhibit 10.12

KEY EXECUTIVE EMPLOYMENT PROTECTION AGREEMENT

THIS AGREEMENT between Landstar System, Inc., a Delaware corporation (the “Company”), and [name of Executive] (the “Executive”), dated as of this [    ] day of [                ], 20[    ].

W I T N E S S E T H :

WHEREAS, the Company has employed the Executive in an executive officer position and has determined that the Executive holds a position of significant importance with the Company;

WHEREAS, the Company believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of shareholders;

WHEREAS, the Company understands that any such situation will present significant concerns for the Executive with respect to his financial and job security;

WHEREAS, the Company desires to assure itself of the Executive’s services during the period in which it is confronting such a situation, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of his position without undue distraction and to exercise his judgment without bias due to his personal circumstances;

WHEREAS, to achieve these objectives, the Company and the Executive desire to enter into an agreement providing the Company and the Executive with certain rights and obligations upon the occurrence of a Change of Control (as defined in Section 2);

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

1. Operation of Agreement. (a) Effective Date. The effective date of this Agreement shall be the date on which a Change of Control occurs (the “Change of Control Date”), provided that, except as provided in Section 1(b), if the Executive is not employed by the Company on the Change of Control Date, this Agreement shall be void and without effect. Notwithstanding the foregoing, if, prior to the occurrence of a Potential Change of Control (as defined in Section 2) or, if a Potential Change of Control has not occurred, prior to the occurrence of a Change of Control, the Executive is demoted, the Board of Directors shall have the right to declare this Agreement void and without effect.

(b) Termination of Employment Following a Potential Change of Control. Notwithstanding Section 1(a), if (i) the Executive’s employment is terminated by the

Company without Cause (as defined in Section 2) after the occurrence of a Potential Change of Control and prior to the occurrence of a Change of Control and (ii) a Change of Control occurs within one year of such termination, provided such Change of Control constitutes a change in control event within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive shall be deemed, solely for purposes of determining his rights under this Agreement, to have remained employed until the date such Change of Control occurs and to have been terminated by the Company without Cause immediately after this Agreement becomes effective.

(c) Termination of Employment Following Death or Disability. This Agreement shall terminate automatically upon the Executive’s termination of employment as a result of the Executive’s death or due to Disability (as defined in Section 2).

2. Definitions. (a) Change of Control. For the purposes of this Agreement, a “Change of Control” shall mean (i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (“the Act”)), but excluding the Company, any of its subsidiaries, or any employee benefit plan of the Company or any of its subsidiaries, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of common stock of the Company representing 35% or more of the combined voting power of the Company’s then outstanding common stock; (ii) the Shareholders of the Company approve a definitive agreement (a “Definitive Agreement”) (a) for the merger or other business combination of the Company with or into another corporation, a majority of the directors of which were not directors of the Company immediately prior to the merger and in which the shareholders of the Company immediately prior to the effective date of such merger directly or indirectly own less than 50% of the voting power in such corporation or (b) for the sale or other disposition of all or substantially all of the assets of the Company, and the transactions contemplated by such Definitive Agreement are, in either case, consummated; or (iii) the purchase of common stock of the Company pursuant to any tender or exchange offer made by any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Act), other than the Company, any of its subsidiaries, or an employee benefit plan of the Company or any of its subsidiaries for 35% or more of the common stock of the Company.

(b) Potential Change of Control. For the purposes of this Agreement, a “Potential Change of Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Act) commences a tender or exchange offer for common stock, which if consummated, would result in such person owning 35% or more of the combined voting power of the Company’s then outstanding common stock; (ii) the Company enters into an agreement the consummation of which would constitute a Change of Control; (iii) proxies for the election of directors of the Company are solicited by anyone other than the Company; or (iv) any other event occurs which is deemed to be a Potential Change of Control by the Board of Directors of the Company.

(c) Cause. For the purposes of this Agreement, “Cause” means (i) the Executive’s conviction or plea of nolo contendere to a felony; (ii) an act or acts of extreme dishonesty or gross misconduct on the Executive’s part which result or are intended to result in material damage to the Company’s business or reputation; or (iii) repeated material violations by the Executive of his position, authority or responsibilities as in effect at the Change of Control Date, which violations are demonstrably willful and deliberate on the Executive’s part and which result in material damage to the Company’s business or reputation.

(d) Good Reason. “Good Reason” means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Potential Change of Control or a Change of Control:

(i) (A) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive’s position, authority or responsibilities as in effect at the Change of Control Date, or (B) any other material adverse change in such position, including titles, authority or responsibilities;

(ii) any failure by the Company, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive, to provide the Executive with (A) an annual base salary, as it may be increased from time to time (the “Base Salary”), which is at least equal to the Base Salary paid to the Executive immediately prior to the Change of Control Date, or (B) incentive compensation opportunities at a level which is at least equal to the level of incentive compensation opportunities made available, to the Executive immediately prior to the Change of Control Date;

(iii) the failure by the Company to permit the Executive (and, to the extent applicable, his dependents) to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the Executive’s participation in such plans immediately prior to the Change of Control Date (or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter);

(iv) the Company’s requiring the Executive to be based at any office or location more than 50 miles from that location at which he performed his services for the Company immediately prior to the Change of Control, except for travel reasonably required in the performance of the Executive’s responsibilities; or

(v) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 5.

In no event shall the mere occurrence of a Change of Control, absent any further impact on the Executive, be deemed to constitute Good Reason.

(e) Disability. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform the duties of his position, as determined in accordance with the policies and procedures applicable with respect to the Company’s long-term disability plan, as in effect immediately prior to the Change of Control Date.

(f) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 6(d). For purposes of this Agreement, a “Notice of Termination” means a written notice given, in the case of a termination for Cause, within 10 business days of the Company’s having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 90 days of the later to occur of (x) the Change of Control Date or (y) the Executive’s having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

(g) Date of Termination. For the purpose of this Agreement, the term “Date of Termination” means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Executive’s employment terminates.

3. Employment Protection Benefits. (a) Basic Benefits. If (x) on or before the second anniversary of the Change in Control Date (i) the Company terminates the Executive’s employment for any reason other than for Cause or Disability or (ii) the Executive voluntarily terminates his employment for Good Reason or (y) if the Executive’s employment is terminated by the Company for any reason other than death, Disability or Cause or by the Executive for Good Reason, after the execution of a Definitive Agreement but prior to the consummation thereof and the transaction contemplated by such Definitive Agreement are consummated, then the Company shall pay to the Executive the following amounts:

(i) the Executive’s Base Salary earned through the Date of Termination (the “Earned Salary”) and, if the Date of Termination occurs in the same fiscal year in which occurs the Change in Control Date, a prorated bonus for such fiscal year, determined by (A) multiplying the Executive’s Annual Base Salary by his total Participant’s Percentage Participation established for such year under the Company’s Incentive Compensation Plan (or any successor plan thereto) multiplied by a fraction, the numerator of which is the number of days from the first day of such fiscal year through the Termination Date, and the denominator of which is 365;

(ii) a cash amount (the “Severance Amount”) equal to [one][two][three]1 times the sum of

(A)	the Executive’s Annual Base Salary; and

(B)	the amount that would have been payable to the Executive as a bonus for the year in which the Change of Control occurs, determined by multiplying the Executive’s Annual Base Salary by his total Participant’s Percentage Participation established for such year under the Company’s Incentive Compensation Plan (or any successor plan thereto); and

(iii) any vested amounts or benefits owing to the Executive under the Company’s otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the “Accrued Obligations”).

The Earned Salary and Severance Amount shall be paid in a single lump sum within ten business days following the Executive’s Date of Termination or, if payment is required to be delayed pursuant to Section 409A of the Code because the Executive is deemed to be a “specified employee” within the meaning of Section 409A, within ten business days immediately following the six-month anniversary of the Executive’s Date of Termination. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement. The Severance Amount is inclusive of, and in lieu of, any amounts under any salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the Severance Amount.

(b) Continuation of Benefits. If the Executive receives the Severance Amount described in this Section 3, the Executive (and, to the extent applicable, his dependents) shall be entitled, after the Date of Termination until the earlier of (x) the first anniversary of his Date of Termination (the “End Date”) or (y) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company’s employee and executive welfare and fringe benefit plans (the “Benefit Plans”) as were generally provided to the Executive in accordance with the Company’s policies and practices immediately prior to the Change of Control Date. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company’s general assets. The

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The applicable multiples for the Company’s Named Executives are as follows: three times for James B. Gattoni, President and Chief Executive Officer of the Company; two times for L. Kevin Stout, Vice President and Chief Financial Officer of the Company; two times for Michael K. Kneller, Vice President, General Counsel and Secretary of the Company; one time for Patrick J. O’Malley, Vice President and Chief Commercial and Marketing Officer of the Company; and one time for Joseph J. Beacom, Vice President and Chief Safety and Operations Officer of the Company.

Executive’s participation in the Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company through the End Date; provided, however, that to the extent that the benefits provided under any such Benefit Plan are not medical benefits and the provision of such benefits would not be exempt from Federal income taxation (the “Taxable Other Benefits”), the Executive will reimburse the Company for the full cost of such Taxable Other Benefits for the first six months following the Executive’s termination of employment (unless and solely to the extent the Executive elects, within ten business days of the date of the Executive’s termination, to forego receipt of such Taxable Other Benefits under this Agreement); and provided further that, notwithstanding anything in this Agreement to the contrary, in no event shall the benefits provided under this clause (b) during any calendar year affect the benefits provided under this clause (b) during any other calendar year and, to the extent any reimbursement or payment is made in respect of, or in lieu of the provision of, Benefit Plans, such reimbursement or payment shall be made no later than December 31 following the calendar year in which the expense is incurred or the benefits would otherwise have been provided.

(c) Indemnification. The Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company’s Certificate of Incorporation and By-Laws (as each may be amended from time to time, and as then in effect, the “Governing Documents”), provided that in no event shall the protection afforded to the Executive hereunder be less than that afforded under the Governing Documents as in effect immediately prior to the Change of Control Date.

(d) Imposition of Cap on Severance Payments: Notwithstanding anything in this Agreement to the contrary, the severance payable to the Executive under this Agreement in connection with a Change in Control shall be reduced if and to the extent necessary so that no excise tax under Section 4999 of the Code would be imposed if doing so would result in the Executive retaining a larger after–tax amount, taking into account the income, excise and employment taxes imposed on the payments payable to the Executive and benefits made available to the Executive in connection with the change in control.

(e) Discharge of the Company’s Obligations. Except as expressly provided in Section 4, the Severance Amount and the other amounts payable and benefits provided in respect of the Executive pursuant to this Section 3 following termination of his employment shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive’s receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive’s employment with the Company and its subsidiaries. Without limiting the generality of the foregoing, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. Nothing in this Section 3(e), however, shall in any way limit the Company’s obligations to the Executive pursuant to Section 3(c) hereof.

4. Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive’s legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney’s fees, on a quarterly basis, upon presentation of proof of such expenses, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the Executive shall not prevail, in whole or in part, as to any material issue as to the validity, enforceability or interpretation of any provision of this Agreement.

5. Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. This Agreement is personal to the Executive and is not assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

6. Miscellaneous. (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws.

(b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in Jacksonville, Florida, and except to the extent inconsistent with this Agreement, shall be conducted pursuant to the terms and conditions of the Arbitration Agreement, between the Company and the Executive, on file in the personnel records of the Company.

(c) Entire Agreement. Upon the Change of Control Date, this Agreement shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein and expressly supersedes and replaces in all respects any Key Executive Employment Protection Agreement (and any amendments thereto) previously executed between the Company and the Executive. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. In the event any provision of this Agreement is invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	at the home address of the Executive as noted in the corporate records of the Company

If to the Company:	Landstar System, Inc. 13410 Sutton Park Drive South Jacksonville, Florida 32224 Attn.: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e) Section 409A. It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment to the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.

[signature page to follow]

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf as of the day and year first above written.

LANDSTAR SYSTEM, INC.

By:
Name:	James B. Gattoni
Title:	President and Chief Executive Officer

[Executive]

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